EXHIBIT 99.1

Clifton Savings Bancorp, Inc. Announces
2nd Quarter Results

Clifton, New Jersey – November 2, 2010 -- Clifton Savings Bancorp, Inc. (Nasdaq Global Select Market: CSBK) (the “Company”), the holding company of Clifton Savings Bank (the “Bank”), today announced the results of its operations for the three and six months ended September 30, 2010.  Net income was $2.18 million for the three months ended September 30, 2010, an increase of $862,000, or 65.2%, as compared to $1.32 million for the three months ended September 30, 2009. Net income was $4.35 million for the six months ended September 30, 2010, an increase of $2.18 million, or 101.1%, as compared to $2.17 million for the six months ended September 30, 2009. Net income significantly increased for both periods primarily as a result of an increase in net interest income and a net gain on the sale of premises and equipment, coupled with a decrease in provision for loan losses which was partially offset by an increase in income tax expense. Both basic and diluted earnings per common share were $0.09 for the three months ended September 30, 2010, an increase of $0.04, or 80.0%, as compared to $0.05 for the three months ended September 30, 2009. Both basic and diluted earnings per common share were $0.17 for the six months ended September 30, 2010, an increase of $0.09, or 112.5%, as compared to $0.08 for the six months ended September 30, 2009.  Cash dividends paid per common share were $0.06 for the three months ended September 30, 2010, an increase of $0.01, or 20%, as compared to $0.05 for the three months ended September 30, 2009, and $0.12 per common share for the six months ended September 30, 2010, an increase of $0.02, or 20%, as compared to $0.10 for the six months ended September 30, 2009.

Net interest income increased $1.04 million, or 19.9%, for the three months ended September 30, 2010, to $6.26 million as compared to $5.22 million for three months ended September 30, 2009, reflecting a 15 basis point increase in the net interest margin coupled with an increase of $5.9 million in average net interest-earning assets. Average interest-earning assets increased $113.4 million, or 12.1%, during the three months ended September 30, 2010, which consisted of increases of $1.9 million in mortgage-backed securities, $118.1 million in investment securities and $6.2 million in other interest-earning assets, partially offset by a decrease of $12.8 million in loans.  Mortgage-backed and investment securities and other interest-earning assets increased primarily due to the redeployment of funds resulting from growth in deposits into interest-earning assets. The Company’s investment and mortgage-backed securities portfolios consist of only U.S. government-sponsored or guaranteed enterprises. Loans decreased as repayment levels on loans were well in excess of origination volume. Average interest-bearing liabilities increased $107.5 million, or 13.1%, during the three months ended September 30, 2010, as a result of an increase of $128.4 million in interest-bearing deposits, as the Bank continued to offer competitive rates on its deposit products and opened a new branch office in May 2010, partially offset by a decrease of $20.9 million in borrowings.  Net interest margin increased to 2.37% for the quarter ended September 30, 2010 from 2.22% for the quarter ended September 30, 2009.  The net interest rate spread increased 26 basis points to 2.11% for the quarter ended September 30, 2010, as the 48 basis point decrease to 4.30% in the average yield earned on interest-earning assets was more than offset by the 74 basis point decrease to 2.19% in the average rate paid on interest-bearing liabilities.

Net interest income increased $2.9 million, or 29.6%, for the six months ended September 30, 2010, to $12.7 million as compared to $9.8 million for six months ended September 30, 2009, reflecting a 31 basis point increase in the net interest margin coupled with an increase of $12.1 million in average net interest-earning assets. Average interest-earning assets increased $118.0 million, or 12.9%, during the six months ended September 30, 2010, as a result of increases of $15.7 million in mortgage-backed securities, $106.1 million in investment securities, and $1.3 million in other interest-earning assets, partially offset by a decrease of $5.1 million in loans.  Mortgage-backed and investment securities and other interest-earning assets increased primarily due to the redeployment of funds resulting from growth in deposits into interest-earning assets. Loans decreased as repayment levels on loans were well in excess of origination volume. Average interest-bearing liabilities increased $106.0 million, or 13.2%, during the six months ended September 30, 2010, reflecting an increase of $126.7 million in interest-bearing deposits, as the Bank continued to offer competitive rates on its deposit products and opened a new branch office in May 2010.  This increase was partially offset by a decrease of $20.7 million in borrowings.  Net interest margin increased to 2.45% for the six months ended September 30, 2010 from 2.14% for the six months ended September 30, 2009.  The net interest rate spread increased 42 basis points to 2.18% for the six months ended September 30, 2010 as the 43 basis point decrease to 4.40% in the average yield earned on interest-earning assets was more than offset by the 85 basis point decrease to 2.22% in the average rate paid on interest-bearing liabilities.

The provision for loan losses decreased $173,000, or 52.0%, to $160,000, during the three months ended September 30, 2010, as compared to $333,000 during the three months ended September 30, 2009.  The provision for loan losses decreased $273,000, or 63.0%, to $160,000, during the six months ended September 30, 2010, as compared to $433,000 during the six months ended September 30, 2009. The entire provision recognized in the current periods was attributable to a specific reserve that was established on one impaired loan in process of foreclosure. Management’s evaluation of the loan portfolio has resulted in the determination that no other provisions were warranted during the three and six month periods ended September 30, 2010, as non-performing loans have remained relatively stable and overall loan portfolio balances have decreased. Non-performing loans totaled $2.7 million at both September 30, 2010 and 2009. At March 31, 2010 and June 30, 2010, non-performing loans totaled $2.5 million and $2.6 million, respectively. At September 30, 2010, non-performing loans consisted of eleven loans secured by one- to four-family residential real estate, one loan secured by commercial real estate, and one loan secured by a multi-family dwelling, while at September 30, 2009, non-performing loans consisted of eleven loans secured by one- to four-family residential real estate, two loans secured by commercial real estate, and one loan secured by a multi-family dwelling. During the quarter ended September 30, 2009, there was an $83,000 charge-off which represented a partial loss from the restructuring of one residential real estate loan. This was the first loan charge-off recorded by the Bank in more than ten years.  The percentage of non-performing loans to total loans rose from 0.54% at September 30, 2009 to 0.58% at September 30, 2010.

The Bank recorded a net gain on the sale of premises and equipment of $329,000 for the three and six months ended September 30, 2010. The Bank sold its Botany branch facility in August 2010 and recognized a $339,000 gain on the sale of land, buildings and improvements, net of a $10,000 loss recognized on the disposal of net furnishings and equipment.  No gain or loss on the sale of premises and equipment was recorded during the three or six months ended September 30, 2009.

Non-interest expense increased $106,000, or 3.3%, to $3.34 million for the three months ended September 30, 2010 as compared to $3.24 million for the three months ended September 30, 2009. The increase was primarily the result of increases of $116,000, or 39.7%, in occupancy expense of premises and $43,000, or 81.1%, in legal expense, partially offset by a decrease of $93,000, or 5.3%, in salaries and employee benefits. The increase in occupancy expense of premises was mainly due to costs associated with the Company’s new Fair Lawn and Lyndhurst branch locations which opened in November 2009 and May 2010, respectively, and expenses associated with the Woodland Park branch which opened in October 2010, along with the renovation and repairs of other branch premises. Legal expenses increased due to continuing litigation expenses.

Non-interest expense decreased $173,000, or 2.5% to $6.69 million for the six months ended September 30, 2010 from $6.86 million for the six months ended September 30, 2009.  The decrease was primarily the result of decreases of $383,000, or 46.7%, in federal deposit insurance premiums, and $155,000, or 4.4%, in salaries and employee benefits, partially offset by an increase of $323,000, or 60.0%, in occupancy expense of premises.  The decrease in federal deposit insurance premiums in the 2010 period was due to increased assessments in the 2009 period that resulted from a special emergency assessment imposed to increase the Deposit Insurance Fund in order to cover losses incurred from failed financial institutions, as well as anticipated future losses. The increase in occupancy expense of premises was mainly due to costs associated with the Company’s new Fair Lawn and Lyndhurst branch locations, and expenses associated with the Woodland Park branch along with the renovation and repairs of other branch premises.

Income taxes increased $567,000, or 90.9%, to $1.19 million for the three months ended September 30, 2010, as compared to $624,000 for the three months ended September 30, 2009 as a result of higher pre-tax income, coupled with an increase in the effective income tax rate which was 35.3% in the 2010 period compared with 32.1% for the 2009 period. Income taxes increased $1.46 million, or 157.1%, to $2.39 million for the six months ended September 30, 2010, as compared to $931,000 for the six months ended September 30, 2009 as a result of higher pre-tax income, coupled with an increase in the effective income tax rate which was 35.5% in the 2010 period compared with 30.1% for the 2009 period. The Company’s effective tax rate increases when overall income increases, as tax exempt income recognized from the cash surrender value of bank owned life insurance accounts for a smaller percentage of overall income.

The Company’s total assets increased $68.4 million, or 6.4%, to $1.14 billion at September 30, 2010, from $1.07 billion at March 31, 2010.  Net loans decreased $17.8 million, or 3.7%, to $459.7 million at September 30, 2010 from $477.5 million at March 31, 2010. Securities, including both available for sale and held to maturity issues, increased $57.2 million, or 11.3%, to $565.1 million at September 30, 2010, from $507.9 million at March 31, 2010, as the funds generated from the increase in deposits were mainly invested into these securities. Cash and cash equivalents increased $26.0 million, or 77.6%, to $59.5 million at September 30, 2010 from $33.5 million at March 31, 2010, as some funds received from called investment securities during the end of the quarter had not yet been redeployed into higher yielding assets.

Total liabilities increased $67.5 million or 7.6%, to $959.2 million at September 30, 2010 from $891.7 million at March 31, 2010.  Deposits increased $62.7 million, or 8.3%, from $758.2 million at March 31, 2010 to $820.9 million at September 30, 2010. Borrowed funds decreased $3.7 million, or 3.0%, to $120.0 million at September 30, 2010 as compared to $123.7 million at March 31, 2010. During the six months ended September 30, 2010, $3.7 million of long-term borrowings were repaid in accordance with their original terms. The average rate of outstanding borrowings as of September 30, 2010 was 3.85%.

Total stockholders’ equity increased $952,000, or 0.5%, to $176.9 million at September 30, 2010 from $176.0 million at March 31, 2010. The increase resulted primarily from net income of $4.35 million, employee stock ownership plan shares committed to be released of $327,000, and $88,000 for stock options and restricted stock awards earned under the Company’s 2005 Equity Incentive Plan and related tax benefits, partially offset by the repurchase of approximately 298,000 shares of Company common stock for an aggregate cost of $2.7 million, cash dividends paid of $1.1 million and a net decrease in unrealized gains, net of income taxes of $69,000 on the available for sale securities portfolios. At September 30, 2010, there were 26,137,248 shares of Company common stock outstanding.

John A. Celentano, Jr., the Company’s Chairman and Chief Executive Officer, stated, “Continuing the very positive numbers announced in our first quarter, we are pleased to report highlights of our operations for our second quarter ended September 30, 2010 over the corresponding period in 2009:

•	an increase of 19.8% in net interest income;
•	an increase of 20.0% in dividends per common share;
•	an increase of 65.3% in net income;
•	an increase of 73.5% in income before income taxes and
•	an increase of 80.0% in basic and diluted earnings per common share.

Of all banks and thrifts in New Jersey with assets over $1.0 billion, we continue to have one of the lowest ratios of non-performing assets to total assets, 0.24% as of September 30, 2010.

We are also pleased to report our selection for the second time by Sandler O’Neill + Partners, L.P. to its “Sm-All Stars” Class of 2010 which identifies the top 32 performing small-cap banks and thrifts in the nation.  The evaluation focuses on capital strength, credit quality, growth and profitability and eliminated 94% of the 503 banks and thrifts analyzed.

Clifton Savings Bank was the only New Jersey headquartered bank or thrift selected which delivered bottom-line results better than the industry as a whole.”

The Company is the holding company of the Bank, a federally chartered savings bank headquartered in Clifton, New Jersey.  The Bank currently operates a total of 12 full-service banking offices in northeast New Jersey.   The Company’s majority stockholder is Clifton MHC, a federally chartered mutual holding company.

This release contains “forward-looking statements” which may describe future plans and strategies, including our expectations of future financial results.  Management’s ability to predict results or the effect of future plans or strategies is inherently uncertain.  Factors that could affect our actual results include market interest rate trends, the general regional and national economic climate, our ability to control costs and expenses, actions by our competitors and federal and state regulation.  As we have no control over these factors, they should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements.

Selected Consolidated Financial and Other Data

	At September 30,	At March 31,
	2010	2010	% Change
	(Dollars in thousands)
Financial Condition Data:
Total assets	$1,136,143	$1,067,707	6.41%
Loans receivable, net	459,655	477,516	-3.74%
Cash and cash equivalents	59,447	33,461	77.66%
Securities	565,114	507,914	11.26%
Deposits	820,932	758,152	8.28%
FHLB advances	119,992	123,737	-3.03%
Total stockholders' equity	176,944	175,992	0.54%

	Three Months
	Ended September 30,
	2010	2009	% Change
	(Dollars in thousands)
Operating Data:
Interest income	$11,337	$11,244	0.83%
Interest expense	5,077	6,020	-15.66%
Net interest income	6,260	5,224	19.83%
Provision for loan losses	160	333	-51.95%
Net interest income after provision for loan losses	6,100	4,891	24.72%
Noninterest income	289	292	-1.03%
Net gain on sale of premises and equipment	329	-	100.00%
Noninterest expense	3,344	3,238	3.27%
Income before income taxes	3,374	1,945	73.47%
Income taxes	1,191	624	90.87%
Net income	$2,183	$1,321	65.25%
Basic and diluted earnings per share	$0.09	$0.05	80.00%

	Six Months
	Ended September 30,
	2010	2009	% Change
	(Dollars in thousands)
Operating Data:
Interest income	$22,791	$22,163	2.83%
Interest expense	10,086	12,354	-18.36%
Net interest income	12,705	9,809	29.52%
Provision for loan losses	160	433	-63.05%
Net interest income after provision for loan losses	12,545	9,376	33.80%
Noninterest income	562	582	-3.44%
Net gain on sale of premises and equipment	329	-	100.00%
Noninterest expense	6,689	6,862	-2.52%
Income before income taxes	6,747	3,096	117.93%
Income taxes	2,394	931	157.14%
Net income	$4,353	$2,165	101.06%
Basic and diluted earnings per share	$0.17	$0.08	112.50%

At or For the Six	At or For the Three
Months Ended	Months Ended
September 30,	September 30,
2010	2009	2010	2009

Performance Ratios (1):
Return on average assets	0.79%	0.44%	0.78%	0.52%
Return on average equity	4.94%	2.49%	4.95%	3.03%
Interest rate spread (2)	2.18%	1.76%	2.11%	1.85%
Net interest margin (3)	2.45%	2.14%	2.37%	2.22%
Noninterest expense to average assets	1.21%	1.38%	1.19%	1.28%
Efficiency ratio (4)	49.20%	66.04%	48.62%	58.70%
Average interest-earning assets to
average interest-bearing liabilities	1.14	x	1.14	x	1.14	x	1.15	x
Average equity to average assets	15.96%	17.53%	15.67%	17.26%
Basic and diluted earnings per share	$0.17	$0.08	$0.09	$0.05
Dividends per share (5)	$0.12	$0.10	$0.06	$0.05
Dividend payout ratio (5)	24.31%	42.54%	23.91%	34.82%

Capital Ratios (6):
Tangible capital	14.03%	15.02%	14.03%	15.02%
Core capital	14.03%	15.02%	14.03%	15.02%
Risk-based capital	41.36%	41.25%	41.36%	41.25%

Asset Quality Ratios:
Allowance for loan losses as a percent of
total loans	0.48%	0.42%	0.48%	0.42%
Allowance for loan losses as a percent of
nonperforming loans	82.37%	77.01%	82.37%	77.01%
Net charge-offs to average outstanding
loans during the period	0.00%	0.02%	0.00%	0.02%
Nonperforming loans as a percent of
total gross loans	0.58%	0.54%	0.58%	0.54%
Nonperforming assets as a percent of
total assets	0.24%	0.26%	0.24%	0.26%

Other Data:
Number of:
Real estate loans outstanding	2,322	2,414	2,322	2,414
Deposit accounts	33,908	32,694	33,908	32,694
Full service customer service facilities	11	10	11	10

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(1) Performance ratios are annualized.
(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Represents net interest income as a percent of average interest-earning assets.
(4) Represents noninterest expense divided by the sum of net interest income and noninterest income.
(5) Reflects only shares of common stock held by stockholders other than Clifton MHC.
(6) Bank only.